Exhibit 8.1

[Patton Boggs LLP Letterhead]

May 18, 2012	Patton Boggs LLP (202) 457-6000

Board of Directors

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Board of Directors

South Valley Bancorp, Inc.

803 Main Street

Klamath Falls, OR 97601

Ladies and Gentlemen:

We have acted as counsel to Washington Federal, Inc., a Washington corporation (“Washington Federal”), in connection with the proposed merger (the “Merger”) of South Valley Bancorp, Inc. (“South Valley”), with and into Washington Federal, pursuant to the Agreement and Plan of Merger between Washington Federal and South Valley dated as of April 4, 2012 (the “Merger Agreement”), as described in the proxy statement of South Valley and the prospectus of Washington Federal, which is part of the registration statement on Form S-4 filed by Washington Federal on or about the date hereof (the “Registration Statement”) in connection with the Merger.

We hereby confirm that, in our opinion, the statements set forth under the caption “Material Federal Income Tax Consequences” in the Registration Statement are accurate in all material respects insofar as such statements describe provisions of United States federal income tax law applicable to Washington Federal, South Valley and holders of South Valley common stock that exchange their South Valley common stock for Washington Federal common stock and the contingent cash payments, if any, pursuant to the terms of the Merger Agreement.

This opinion is being furnished only to Washington Federal, South Valley and holders of South Valley common stock in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Patton Boggs LLP

PATTON BOGGS LLP